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                      LAFARGE CORPORATION AND SUBSIDIARIES           EXHIBIT 11
               Computation of Net Income per Common Equity Share
             (Unaudited and in thousands, except per share amounts)


                                    Three Months Ended               Nine Months Ended
                                     September 30                     September 30
                                 ------------------------        -----------------------
                                   1995            1994            1995           1994
                                 --------       --------         --------       --------
PRIMARY CALCULATION
-------------------
Net income                      $  85,875       $  72,189       $  93,540      $  48,459
                                 ========        ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               68,828          67,868          68,527         67,626

Net effect of dilutive
  stock options based on
  the treasury method                 426             454             337            618
                                 --------        --------        --------       --------
Weighted average number
  of common equity shares
  and share equivalents
  outstanding                      69,254          68,322          68,864         68,244
                                 ========        ========        ========       ========
Primary net income
  per common equity share       $    1.24       $    1.06       $    1.36      $     .71
                                 ========        ========        ========       ========

FULLY DILUTED CALCULATION
-------------------------
Net income                      $  85,875       $  72,189       $  93,540      $  48,459

Add interest expenses
  applicable to 7% Convertible
  Subordinated Debentures           1,750           1,750           5,250          5,250
                                 --------        --------        --------       --------
Net income assuming
  full dilution                 $  87,625       $  73,939       $  98,790      $  53,709
                                 ========        ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               68,828          67,868          68,527         67,626

Add additional shares
  assuming conversion
  of 7% Convertible
  Subordinated Debentures           4,520           4,520           4,520          4,520

Net effect of dilutive
  stock options based on
  the treasury stock method           426             462             337            618
                                 --------        --------        --------       --------
Weighted average number of
  common equity shares
  assuming full conversion
  of all potentially
  dilutive securities              73,774          72,850          73,384         72,764
                                 ========        ========        ========       ========
Fully diluted net income
  per common
  equity share                  $    1.19       $    1.01       $   1.35       $    .74(a)
                                 ========        ========        ========       ========


(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.





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